Exhibit 99.1

FOR IMMEDIATE RELEASE
February 13, 2003

Contacts:
Chief Financial Officer                       Media
Robert Kurtz             (301) 533-2251       Robin Murray       (301) 533-2400


            FIRST UNITED CORPORATION TO ACQUIRE FOUR BANKING OFFICES
                        IN BERKELEY COUNTY, WEST VIRGINIA


     OAKLAND, Maryland - First United Corporation (NASDAQ: FUNC) today announced the signing of a definitive agreement to acquire, through its bank subsidiary, First United Bank & Trust, four banking offices and a commercial banking center in Berkeley County, West Virginia from Huntington Bancshares Incorporated (NASDAQ: HBAN) and its bank subsidiary, The Huntington National Bank, for an amount based on an 11% deposit premium. The transaction includes the acquisition of $140 million in deposits and $54 million of loans as of December 31, 2002. First United will retain all of Huntington's employees. The transaction does not require approval by either First United or Huntington shareholders and is expected to close sometime in the 2003 third quarter following customary regulatory approvals.

     "First United has had one banking office and one financial center in Martinsburg for six years," said William B. Grant, Chairman and Chief Executive Officer, "and we have been looking for ways to increase our presence. This transaction positions First United as the second largest bank in Berkeley County with a 19% deposit market share. Importantly, our new Martinsburg customers will continue to do business in the same locations and with the same people. We are already working very closely with Huntington to ensure a smooth transition for all our new customers. And with access to First United's other regional banking offices, their banking becomes more convenient than ever."

     "We are looking forward to joining the First United family," said Diane Armentrout, district manager for Huntington. "The Martinsburg area is a closely knit community and many on the First United staff are our neighbors. Further, like us, First United has a reputation for focusing on personalized, locally delivered banking services."

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     Two of the  offices  to be  purchased  are  located  in  Martinsburg,  West
Virginia, with the other two located in Falling Waters, West Virginia, and Inwood, West Virginia.

About First United

First United Corporation is a Maryland financial holding company that, along with its affiliates, provides a wide range of financial products, including Trust, Insurance, and Investment Services. These services are customized to support and enhance the lives of people and businesses in Maryland's Garrett, Allegany, Washington and Frederick counties, as well as West Virginia's Mineral, Hardy, Hampshire and Berkeley counties through 20 offices, one financial center and a nationally recognized Customer Service Center. Since its founding in 1900, First United has remained independent and grown steadily through sound financial management practices and by investing time, energy and resources in the communities it serves. As of December 31, 2002, the Corporation posted assets of $953 million and had 6,080,589 shares outstanding common stock. First United's website is www.mybankfirstunited.com.

Forward-looking Statements

In addition to historical information, this press release contains certain "forward-looking" statements that involve risks and uncertainties, such as statements regarding the plans and expectations of First United Corporation (the "Company") in connection with the pending acquisition. Such statements should not be construed as guarantees of future performance. Actual results could differ materially from management's expectations. Factors that could contribute to those differences include, but are not limited to, changes in regulations applicable to the business of the Company, Huntington Bancshares Incorporated ("Huntington"), and their affiliates, the possibility of economic recession or slow down (which could impact credit quality, adequacy of loan loss reserve and loan growth), changes in the general interest rate environment, competitive factors in the Company's and/or Huntington's marketplace, and business risk associated with credit extensions and trust activities. For a more complete discussion of these and other risk factors, please see "Risk Factors" in Part I,
Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2001.